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                                                                     EXHIBIT 5.1

                   [Letterhead of Simpson Thacher & Bartlett]

                                                                    May 16, 2003
Duke Energy Corporation
422 South Church Street
Charlotte, NC 28201

Ladies and Gentlemen:

         We have acted as counsel to Duke Energy Corporation, a North Carolina corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $500,000,000 aggregate principal amount of First and Refunding Mortgage Bonds, 3.75% Series B due 2008 (the "Exchange Securities"). The Exchange Securities will be issued under a First and Refunding Mortgage, dated as of December 1, 1927 (the "Original Mortgage"), between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as Trustee, as supplemented and amended by various supplemental indentures, including by the Eighty-First Supplemental Indenture, dated as of February 25, 2003 (the Original Mortgage, as amended and supplemented, being referred to as the "Indenture"). The Exchange Securities will be offered by the Company in exchange for $500,000,000 aggregate principal amount of its outstanding First and Refunding Mortgage Bonds, 3.75% Series A due 2008 (the "Securities").

         We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the

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Duke Energy Corporation               -2-                         May 16, 2003

originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

         In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:


         1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

         Our opinion set forth above is subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing.

         Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of North Carolina, we have relied upon the opinion of Robert T. Lucas III, Esq., Associate General Counsel and Assistant Secretary of the Company, dated the date

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Duke Energy Corporation               -3-                         May 16, 2003

hereof. Insofar as opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of South Carolina, we have relied upon the opinion of Karol P. Mack, Esq., Assistant General Counsel of the Company, dated the date hereof.

         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act, the law of the State of New York and the federal law of the United States and, to the extent set forth herein, the laws of the States of North Carolina and South Carolina.

         We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                                 Very truly yours,

                                                 /s/ Simpson Thacher & Bartlett

                                                 SIMPSON THACHER & BARTLETT